EXHIBIT 10.3
                                      to
  INTEGRATED DATA CORP FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 2006
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                LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                     FOR
                            IDC PALM ENERGY, LLC

            A Delaware Manager-Managed Limited Liability Company


THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the Agreement) is made and entered into this 26th day of October, 2007 by: Palm Acquisition Partners LLC, a Florida limited liability company ("Palm") and Integrated Data Corp., a Delaware corporation ("IDC"), and each individual or business entity later subsequently admitted to the Company. These individuals and/or business entities shall be known as and referred to as "Members" and individually as a "Member."

As of this date the Members have formed the Limited Liability Company named above under the laws of the State of Delaware. Accordingly, in consideration of the conditions contained herein, they agree as follows:


                                  ARTICLE I
                    Company Formation and Registered Agent

1.1 FORMATION. The Members have previously formed a Limited Liability Company ("Company") subject to the provisions of the Limited Liability Company Act as currently in effect as of this date. A Certificate of Formation has heretofore been filed with the Secretary of State of the State of Delaware on October 24, 2007.

1.2  NAME.  The name of the Company is IDC Palm Energy, LLC.

1.3 REGISTERED AGENT AND OFFICE, QUALIFICATION IN OTHER JURISDICTIONS. The name of the Registered Agent is RLF Service Corp., and the location of the registered office of the Company is One Rodney Square, Wilmington (New Castle County), Delaware 19801. The Company intends to qualify to do business as a foreign limited liability company in the States of Florida, Texas, and such other jurisdictions where the nature of its business or the ownership of its property may make it necessary or desirable for it to so qualify.

1.4 TERM. The Company shall continue in perpetuity unless dissolved according to the provisions of this agreement, to wit:

(a) Members whose capital interest as defined in Article 2.2 exceeds 80 percent vote for dissolution; or (b) Any event which makes it unlawful for the business of the Company to be carried on by the Members; or
(c) Any other event causing dissolution of a limited liability company under the laws of the State of Delaware.

1.5 CONTINUANCE OF COMPANY. Notwithstanding the provisions of ARTICLE 1.4, in the event of an occurrence described in ARTICLE 1.4(c), if there is at least one remaining Member, said remaining Member(s) shall have the right to continue the business of the Company. Such right can be exercised only by the unanimous vote of the remaining Members within ninety (90) days after the occurrence of an event described in ARTICLE 1.4(c). If not so exercised, the right of the Members to continue the business of the Company shall expire.

1.6 BUSINESS PURPOSE. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed under the Limited Liability statutes of the State of Delaware.

1.7 PRINCIPAL PLACE OF BUSINESS. The location of the principal place of business of the Company shall be: 1314 E. Las Olas Blvd., No. 224, Fort Lauderdale, FL 33301or at such other place as the Manager from time to time may select.

1.8 THE MEMBERS. The name and place of residence of each member are contained in Exhibit 1 attached to this Agreement.

1.9 ADMISSION OF ADDITIONAL MEMBERS. Except as otherwise expressly provided in the Agreement, no additional members may be admitted to the Company through issuance by the company of a new interest in the Company without the prior unanimous written consent of the Members.


                                   ARTICLE 2
                     Capital Contributions and Member Loans


2.1 INITIAL CONTRIBUTIONS. The Members hereby are deemed to have contributed to the Company capital contributions, either as cash, property or services as described in Exhibit 2 attached to this Agreement.

2.2 MEMBER LOANS. IDC shall make a loan to the Company in a minimum amount of $1.2 million concurrent with execution of this Agreement, pursuant to a note in the form attached as Exhibit 3 hereto. In the event that the Company meets the performance criteria as agreed by the Members, within 120 days of the date hereof IDC shall commit to make further loans as required by the Company of up to $3.8 million in aggregate on the same terms.

2.3  ADDITIONAL CONTRIBUTIONS OR LOANS.  Except as provided above or in
ARTICLE 6.2, no Member shall be obligated to make any additional contribution to the Company's capital or make additional Member loans.


                                   ARTICLE 3
                       Profits, Losses and Distributions

3.1 PROFITS/LOSSES. For financial accounting and tax purposes the Company's net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member's relative capital interest in the Company as set forth in Exhibit 2 as amended from time to time in accordance with Treasury Regulation 1.704-1.

3.2 DISTRIBUTIONS. The Members shall determine and distribute available funds annually or at more frequent intervals as they see fit. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Members. Distributions in liquidation of the Company or in liquidation of a Member's interest shall be made in accordance with the positive capital account balances pursuant to Treasury Regulation 1.704-l(b)(2)(ii)(b)(2). To the extent a Member shall have a negative capital account balance, there shall be a qualified income offset, as set forth in Treasury Regulation 1.704-l(b)(2)(ii)(d).


                                   ARTICLE 4
                                   Management

4.1 MANAGEMENT OF THE BUSINESS. The business of the Company shall be managed under the direction of a Board of Directors, consisting initially of
V. Ray Harlow, Abraham Carmel, Joshua Emanuel and David C. Bryan. For the avoidance of doubt, it is the intent of the Members that IDC shall have the right to appoint one member of the Board and Palm shall have the right to appoint one member of the Board. Additional members of the Board, of which there shall be a minimum of one, shall be appointed only through mutual agreement of IDC and Palm. The Board shall elect a Manager, who shall report to the Board of Directors. Initially the Manager shall be V. Ray Harlow.
Any replacement of the Manager shall require the unanimous approval of the Board. The Board shall also elect a Treasurer, who shall initially be David
C. Bryan, who shall serve at the pleasure of the Board.

4.2 MEMBERS. The liability of the Members shall be limited as provided under the laws of the Delaware Limited Liability statutes. Members that are not a Manager shall take no part whatever in the control, management, direction, or operation of the Company's affairs and shall have no power to bind the Company. The Manager may from time to time seek advice from the Members, but he need not accept such advice, and at all times the Manager shall have the exclusive right to control and manage the Company, subject to the direction of the Board of Directors as provided in ARTICLE 4.1 above. No Member shall be an agent of any other Member of the Company solely by reason of being a Member.

4.3 POWERS OF MANAGER. Subject to the limitations imposed by ARTICLE 4.1 above, the Manager is authorized on the Company's behalf to make all decisions as to (a) the sale, development lease or other disposition of the Company's assets; (b) the purchase or other acquisition of other assets of all kinds; (c) the management of all or any part of the Company's assets; (d) the borrowing of money and the granting of security interests in the Company's assets; (e) the pre-payment, refinancing or extension of any loan affecting the Company's assets; (f ) the compromise or release of any of the Company's claims or debts; and, (g) the employment of persons, firms or corporations for the operation and management of the Company's business. In the exercise of these management powers, the Manager is authorized to execute and deliver (a) all contracts, conveyances, assignments leases, sub-leases, franchise agreements, licensing agreements, management contracts and maintenance contracts covering or affecting the Company's assets; (b) all checks, drafts and other orders for the payment of the Company's funds; (c) all promissory notes, loans, security agreements and other similar documents; and, (d) all other instruments of any other kind relating to the Company's affairs, whether like or unlike the foregoing.

4.4 OUTSIDE BUSINESS ACTIVITIES. Any Manager or Member may have other business interests and may engage in other activities in addition to those relating to the Company, so long as such interest and/or activities are not in direct competition with the business of the Company. Neither the Company nor any Member shall, by virtue of this Agreement, have any right to or interest in any such other business interests or activities. Notwithstanding the foregoing, if IDC provides a minimum of $5 million in Member loans to the Company as provided above, Palm shall not conduct any business related to the acquisition and development of any new "stripper" wells without the expressed written consent of IDC.

4.5 NOMINEE. Title to the Company's assets shall be held in the Company's name or in the name of any nominee that the Manager may designate. The Manager shall have power to enter into a nominee agreement with any such person, and such agreement may contain provisions indemnifying the nominee except for his willful misconduct.

4.6 COMPANY INFORMATION. Upon request, the Manager shall supply to any Member information regarding the Company or its activities. Each Member or its authorized representative shall have access to and may inspect and copy all books, records and materials in the Manager's possession or subject to his control regarding the Company or its activities. The exercise of the rights contained in this ARTICLE 4.6 shall be at the Company's expense.

4.7 EXCULPATION. Unless constituting gross negligence or willful misconduct, any act or omission of the Manager if done in good faith to promote the best interests of the Company, the effect of which may cause or result in loss or damage to the Company or the Members, shall not subject the Manager to any liability to the Members.

4.8 INDEMNIFICATION. The Company shall indemnify any person who was or is a party defendant, or is threatened to be made a party defendant, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, Manager, employee or agent of the Company, or is or was serving at the request of the Company, for instance expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Members determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of "nolo contendere" or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

4.9 RECORDS. The Manager shall cause the Company to keep at its principal place of business the following:

(a) a current list in alphabetical order of the full name and the last known street address of each Member;
(b) a copy of the Certificate of Formation and the Company Operating Agreement and all amendments;
(c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;
(d) copies of any financial statements of the limited liability Company for the three most recent fiscal years.


                                   ARTICLE 5
                                  Compensation

5.1 MANAGEMENT FEE. The Manager and other parties providing services to the Company as approved by the Board of Directors shall be entitled to reasonable compensation commensurate with the value of such services as provided in an annual budget approved by the Board.

5.2 REIMBURSEMENT. The Company shall reimburse the Manager, members of the Board of Directors and others providing services to the Company for all reasonable direct out-of-pocket expenses incurred by them on behalf of the Company.


                                   ARTICLE 6
                                  Bookkeeping

6.1 BOOKS. The Manager shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept according to U.S. generally accepted accounting principles (US GAAP) applied on a consistent basis, and shall be audited on an annual basis by IDC's auditors at its expense. The Company's accounting period shall be the fiscal year ended June 30.

6.2 MEMBER'S ACCOUNTS. The Manager shall maintain separate capital and distribution accounts for each Member. Each Member's capital account shall be determined and maintained in the manner set forth in Treasury Regulation 1.704-l(b)(2)(iv) and shall consist of the Member's initial capital contribution increased by:

(a)  any additional capital contribution made by the Member;
(b) credit balances transferred from the Member's distribution account to his capital account;
     and decreased by:
        (a)  distributions to the Member in reduction of Company capital;
        (b) the Member's share of Company losses if charged to its capital account.

6.3 REPORTS. The Manager shall close the books of account after the close of each fiscal year, and shall prepare and send to each member a statement of such Member's distributive share of income and expense for income tax reporting purposes.


                                   ARTICLE 7
                                   Transfers

7.1 SALE, DISPOSITION OR ASSIGNMENT. If at any time a Member proposes to sell, assign or otherwise dispose of all or any part of his interest in the Company, such Member shall first make a written offer to sell such interest to the other Members at a price determined by mutual agreement or the price as agreed with any third party intending to acquire the Member's interest.
If such other Members decline or fail to elect to purchase such interest within thirty (30) days, and if the sale or assignment is made and the Members fail to approve this sale or assignment unanimously then, pursuant to the Delaware Limited Liability statutes, the purchaser or assignee shall have no right to participate in the management of the business and affairs of the Company. The purchaser or assignee shall only be entitled to receive the share of the profits or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

7.2 TAG-ALONG RIGHTS. Within two business days after entering into a binding agreement to sell all or any part of its interest in the Company (other than sales or other dispositions to affiliates of such Member)(the "Soliciting Member"), the Soliciting Member shall deliver a copy of such binding agreement to the other Member (the "Notified Member"). The Notified Member shall have twenty business days to elect, by providing written notice to the Soliciting Member, to require the purchaser of the Soliciting Member's interest to purchase a percentage of the Notified Member's interest (determined as set forth below) in the Company on the same terms and conditions (including, without limitation, the same purchase price per percentage point of ownership interest in the Company) set forth in the agreement between the Soliciting Member and the purchaser ("Tag-Along Rights"). For purposes of the preceding sentence, in connection with any proposed sale the Notified Member may exercise Tag-Along Rights with respect to a percentage of its membership interest equal to the product of (i) the percentage of the Soliciting Member's membership interest to be sold in the contemplated transfer and (ii) the percentage of Notified Member's membership interest in the Company. If the payment for Soliciting Member's interest includes consideration other than cash, the Soliciting Member, the Notified Member and the purchaser shall agree upon the cash value of the sale and all consideration paid from the purchaser to the Notified Member for the Notified Member's interest shall be in cash. Any disagreement between the Soliciting Member and the Notified Member concerning the cash value of the sale shall be resolved in accordance with the arbitration provision in this agreement. In the event the Notified Member elects to exercise its Tag-Along Rights pursuant to this Section 7.2 and the purchaser refuses to purchase the Notified Member's interest in the Company as provided above, the Soliciting Member shall not sell its interest to the purchaser without the written consent of the Notified Member, which consent may be withheld in the sole discretion of the Notified Member.


                                   ARTICLE 8
                                  Arbitration

8.1. SUBMISSION TO ARBITRATION. The Members hereby submit all controversies, claims and matters of difference arising under this Agreement to arbitration. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (a) all questions relating to the interpretation or breach of this Agreement, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution hereof, and (c) all questions as to whether the right to arbitrate any such question exists.

8.2. INITIATION OF ARBITRATION AND SELECTION OF ARBITRATORS. The Member desiring arbitration shall so notify the other Member, identifying in reasonable detail the matters to be arbitrated and the relief sought. Arbitration hereunder shall be before a single neutral arbitrator, who shall be an attorney with at least ten years' experience in general commercial law, including oil and gas matters. The American Arbitration Association ("AAA") shall submit a list of persons meeting the criteria outlined above, and the Members shall select one person in the manner established by the AAA. The arbitrator shall be entitled to a fee commensurate with his or her fees for professional services requiring similar time and effort.

8.3. ARBITRATION PROCEDURES. All matters arbitrated hereunder shall be arbitrated in Ft. Lauderdale, Florida pursuant to Florida law (except matters relating to the organization and governance of the Company, which shall be governed by Delaware law), and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except to the extent such Rules conflict with the expressed provisions of this Article (which shall prevail in the event of such conflict). At the hearing, the Members shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in an arbitration shall be made by a written opinion stating the reasons for the award made.

8.4. ENFORCEMENT. This submission and agreement to arbitrate shall be specifically enforceable. Arbitration may proceed in the absence of any Member if notice of the proceedings has been given to such Member. The Members agree to abide by all awards rendered in such proceedings. Such awards shall be final and binding on all Members to the extent and in the manner provided by Florida law. All awards may be filed with the clerk of one or more courts, state, federal or foreign having jurisdiction over the Member against whom such award is rendered or its property, as a basis of judgment and of the issuance of execution for its collection. No Member shall be considered in default hereunder during the pendency of arbitration proceedings specifically relating to such default.

8.5. FEES AND COSTS. The arbitrator's fees and other costs of the arbitration and the reasonable attorney fees, expert witness fees and costs of the prevailing Member shall be borne by the non-prevailing Member. In its written opinion, the arbitrator shall, after comparing the respective positions asserted in the arbitration claim and answer thereto, declare as the prevailing Member the Member whose position was closest to the arbitration award (not necessarily the Member in favor of which the award on the arbitration claim is rendered) and declare the other Member to be the non-prevailing Member. The arbitration award shall include an award of the fees and costs provided by this Article against the non-prevailing Member.

















Signed and Agreed this 26th day of October, 2007.




Member  /s/V. Ray Harlow
        ----------------
        V. Ray Harlow, Chief Executive Member
        Palm Acquisition Partners, LLC




Member  /s/David C. Bryan
        -----------------
        David C. Bryan, President
        Integrated Data Corp.








































                                   EXHIBIT 1

                LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                     FOR
                              IDC PALM ENERGY, LLC


                               LISTING OF MEMBERS


As of the 26th day of October, 2007 the following is a list of Members of the
Company:


NAME:                               ADDRESS:

Palm Acquisition Partners, LLC      1314 E. Las Olas Blvd., No. 224
                                    Fort Lauderdale, FL 33301


Integrated Data Corp.               1000 N. West Street, Suite 1200
                                    Wilmington, DE 19801


Authorized by Member(s) to provide Member Listing as of this 26th day of October, 2007



--------------------------------
Palm Acquisition Partners LLC



--------------------------------
Integrated Data Corp.





















                                   EXHIBIT 2

                LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                     FOR
                              IDC PALM ENERGY, LLC


                             CAPITAL CONTRIBUTIONS


Pursuant to ARTICLE 2, the Members' initial contribution to the Company capital is stated to be as follows.

Integrated Data Corp.                50.01% for $500.10
Palm Acquisition Partners LLC        49.99% for $499.90


SIGNED AND AGREED this 26th day of October, 2007.




------------------------------------
Integrated Data Corp.




------------------------------------
Palm Acquisition Partners, LLC



























                                   EXHIBIT 3

                LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                     FOR
                              IDC PALM ENERGY, LLC


                               PROMISSORY NOTE


FOR VALUE RECEIVED, [name] L.L.C., a Delaware limited liability company ("BORROWER"), promise(s) to pay to the order of INTEGRATED DATA CORP. ("LENDER"), at its home office in 1000 N. West Street, Suite 1200, Wilmington, DE 19801or at such other place as Lender may direct, in lawful money of the United States of America, without grace or offset, the principal sum of up to Five Million Dollars ($5,000,000), with interest thereon as provided herein below.


1.   PAYMENT TERMS

     The unpaid principal of this Promissory Note shall be due in payable on the fifth anniversary of the original issuance hereof.


2.   INTEREST

This Promissory Note shall bear interest at a rate per annum equal to the average "prime rate" as published by the Wall Street Journal for each twelve month period during the term hereof. Interest on this Promissory Note shall be due and payable only at maturity or upon prepayment. Interest accruing hereunder shall be calculated on the basis of a 360-day year and the actual number of days elapsed.


3.   APPLICATION OF PAYMENTS

     Each payment received by Lender shall be applied first to accrued interest and then to the principal balance hereof.


4.   PREPAYMENT

     The principal of this Promissory Note may be prepaid at any time without premium.


5.   SUBORDINATION

     It is the intent of the parties that the indebtedness under this Promissory Note, including accrued interest, shall be subordinate to any indebtedness owed by the Borrower to any bank or other institutional lender who may hereafter provide credit to the Borrower. Lender, by acceptance hereof, agrees to enter into any subordination agreement which any such bank or other institutional lender may require.


6.   FEES AND COSTS

     Borrower further promises to pay upon demand all reasonable attorneys' fees and costs (including, without limitation, court costs and appraisal fees) incurred by Lender in connection with any event of default under this Promissory Note and in any proceeding, including all appeals, brought to enforce any of the provisions of this Promissory Note.


7.   TIME OF THE ESSENCE

     Time shall be of the essence in performance of all obligations of Borrower under this Promissory Note.


8.   HEADINGS FOR CONVENIENCE

     Headings and captions used in this Promissory Note are inserted for convenience of reference only and neither constitute a part of this Promissory Note nor are to be used to construe or interpret any of the provisions hereof.


9.   NOTICES: HOW GIVEN
     Any notice required or permitted under this Promissory Note shall be given in writing and shall be effective for all purposes if hand delivered to the party designated below, or if sent by (a) certified or registered United States mail, postage prepaid; or (b) expedited prepaid delivery service, commercial or United States Postal Service, with proof of attempted delivery, addressed in either case as follows:

          To Borrower:

          1314 E. Las Olas Blvd., No. 224
          Fort Lauderdale, FL  33301

          Attention:  Manager


          To Lender:

          1000 N. West Street, Suite 1200
          Wilmington, DE  19801

          Attention:  Chief Executive Officer

or to such other address and person as shall be designated from time to time by Lender or Borrower, as the case may be, in a written notice to the other given in the manner provided for in this paragraph. The notice shall be deemed to have been given at the time of delivery if hand delivered, or in the case of registered or certified mail, three (3) Business Days after deposit in the United States mail, or if by expedited prepaid delivery, upon first attempted delivery on a Business Day. A party receiving a notice which does not comply with the technical requirements for notice under this paragraph may elect to waive any deficiencies and treat the notice as having been properly given.


10.  NO ORAL CHANGE

     This Promissory Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of the Borrower or Lender, but only by an agreement in writing, intended for that specific purpose and signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.


11.  APPLICABLE STATE LAW

     This Promissory Note has been made and entered into in the State of Delaware, and is to be construed and enforced in accordance with the laws and commercial customs of the State of Delaware, without giving effect to Delaware's conflicts of laws rules.



                             Borrower:  IDC Palm Energy, LLC



                             By:
                                -------------------------------------
                                Chief Financial Officer

                             Date:
                                  -----------------------------------